Exhibit 4.4

                                                  November 22, 1995

     Bear, Stearns & Co. Inc.
     Montgomery Securities
     c/o Bear, Stearns & Co. Inc.
     245 Park Avenue, 2nd Floor
     New York, New York  10167

     Ladies and Gentlemen:

               This letter is written in connection with the offering of $350,000,000 5 1/2% Senior Convertible Notes Due 2000 by SoftKey International Inc. (the "Company") and the Note Resale Registration Rights Agreement (the "Note Resale Registration Rights Agreement"), dated October 23, 1995, among the Company, Bear, Stearns & Co. Inc. and Montgomery Securities (collectively, the "Initial Purchasers"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the the Note Resale Registration Rights Agreement.

               1. The Company and the Initial Purchasers hereby agree to amend the definition of "Transfer Restricted Securities" contained in Section 1 of the Note Resale Registration Rights Agreement by deleting such definition in its entirety and substituting the following:

               "Transfer Restricted Securities: Each Note (other than any Note represented by the Regulation S Global Note or any definitive Note not bearing the legend required by Section 2.5(d) of the Indenture), and any Common Stock issued upon conversion of any such Note, until the earliest to occur of (a) the date on which such Note or Common Stock, as the case may be, has been effectively registered under the Act and disposed of in accordance with an effective Shelf Registration Statement, (b) the date on which such Note is exchanged for a New Note in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (c) the date on which such New Note or Common Stock, as the case may be, is distributed to the public pursuant to Rule 144 under the Act or by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein), and (d) the date on which such Note is converted into Common Stock in accordance with the terms and provisions of the Note and the Indenture."

               2. Except as expressly modified hereby, all the provisions of the Note Resale Registration Rights Agreement are and shall continue to be in full force and effect. Each reference in the Note Resale Registration Rights Agreement to "this Agreement", "hereunder", "hereof" and words of like import referring to the Note Resale Registration Rights Agreement and each reference in any other transaction documents relating thereto shall mean the Note Resale Registration Rights Agreement as amended hereby.

               If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement.

                                   SOFTKEY INTERNATIONAL INC.

                                   By: /s/ R. Scott Murray
                                       Name:  R. Scott Murray
                                       Title:  Chief Financial Officer

     Accepted:

     BEAR, STEARNS & CO. INC.

     By: /s/ John C. MacDonald
         Name:  John C. MacDonald II
         Title:  Managing Director

     MONTGOMERY SECURITIES

     By: /s/ Joseph M. Schell
         Name:  Joseph M. Schell
         Title:  Senior Managing Managing Director